Exhibit 10.6

EXECUTION COPY

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of June 21, 2012, by and between JOSEPH GARCIA, (“Executive”), and RADIATION THERAPY SERVICES, INC., a Florida corporation (the “Company”).

RECITALS

WHEREAS, Executive and the Company entered into that certain Executive Employment Agreement dated as of March 1, 2011 (the “Agreement”); and

WHEREAS, Executive and the Company desire to amend the Agreement as provided for herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1.                                      EXTENSION OF TERM OF AGREEMENT

The first paragraph of Section 2 of the Agreement is hereby amended and replaced with the following paragraph:

“The initial term of employment under this Agreement shall commence as of February 7, 2011 (the “Effective Date”) and shall continue until April 1, 2017 (“Initial Term”).  After the expiration of such Initial Term, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms (“Renewal Terms” and, collectively with the Initial Term, the “Term”), provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of its intention to not renew this Agreement for a Renewal Term, the Agreement shall terminate upon the expiration of the then current Term.”

2.                                      SEVERANCE

The first two sentences of Section 5(b) of the Agreement are hereby amended and replaced with the following paragraph:

“If the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, in addition to payment of the Accrued Compensation, the Company shall also be obligated to make a series of monthly payments to the Executive for a period of twenty-four (24) months immediately following the Termination Date; provided, further, that the first monthly payment shall be made on the first payroll period after the sixtieth (60th) day following the

Termination Date and shall include payment of any amounts that would otherwise be due prior thereto.  Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (x) the Executive’s annual Base Salary, as in effect on the Termination Date, plus (y) plus the Executive’s Bonus for the most recent year immediately prior to the year during which termination occurs for which Executive’s Bonus has been determined.”

3.                                      SEVERANCE UPON NON-RENEWAL OF AGREEMENT BY COMPANY

The following paragraph (f) shall be added to Section 5 of the Agreement and the existing paragraphs (f) and (g) of Section 5 shall be re-lettered as paragraphs (g) and (h), respectively:

“(f)          Non-Renewal of Agreement by Company.  If the Executive’s employment terminates as a result of a non-renewal of the Initial Term by the Company, then, in addition to payment of the Accrued Compensation, the Company shall also be obligated to make a series of monthly payments to the Executive for a period of twelve (12) months immediately following the Termination Date; provided, further, that the first monthly payment shall be made on the first payroll period after the sixtieth (60th) day following the Termination Date and shall include payment of any amounts that would otherwise be due prior thereto.  Each monthly payment shall be equal to one-twelfth (1/12th) of the Executive’s annual Base Salary, as in effect on the Termination Date.”

4.                                      NO OTHER CHANGES

Except as amended by this Amendment, the Agreement shall remain in full force and effect.  All references in the Agreement to the “Agreement” shall refer to the Agreement as amended.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Bryan J. Carey
Name: Bryan J. Carey
Title: Chief Financial Officer

EXECUTIVE:

/s/ Joseph Garcia
Joseph Garcia